Exhibit 3.7

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION OF

STRATA CAPITAL CORPORATION

The undersigned, Mark Rentschler, hereby certify that:

1.           He is the duly elected and acting President, Secretary, and Sole member of the Board of Directors, respectively, of STRATA CAPITAL CORPORATION, a Delaware corporation.

2.           ARTICLE VI of the Articles of Incorporation is amended to read as follows”

ARTICLES VI
CAPITAL STOCK

The total number of shares of stock which the Corporation shall have authority to issue is 5,010,000,000 of which 5,000,000,000 shares shall be designated common stock, par value .000001 per share and 10,000,000 shares shall be designated as preferred stock, par value .000001.

Preferred Stock:

The Board of Directors of the Corporation is vested with the authority to determine and state the designations and preferences, limitations, relative rights and voting rights, if any, of each series by the adoption and filing in accordance with Delaware General Corporation Law, before the issuance of any shares of such series, of an amendment or amendments to this Certificate of incorporation determining the terms of such series, which amendment need not be approved by the stockholders or the holders of any class or series of shares except as provided by law.  All shares of preferred stock of the same class shall be identical.

No share shall be issued without consideration being exchanged, and it shall thereafter be non-assessable.

The following is a description of each class of stock of the Corporation with preferences, conversion and other rights, restrictions, voting powers, limitations as to distributions, qualifications, and terms and conditions of redemption of each class:

FIRST:  The Common Stock shall have voting rights such that each share of Common Stock duly authorized, issued and outstanding shall entitle its holder to one vote.

SECOND:  Notwithstanding any provision of the Certificate of Incorporation to the contrary, the affirmative vote of a majority of all votes entitled to be cast on the matter shall be sufficient, valid and effective, after due authorization, approval or advice of such actions by the Board of Directors, as required by law, to approve and authorize the following acts of the Corporation:

(i)	any amendment of this Certificate of Incorporation;

(ii)	the merger of the Corporation into another corporation or the merger of one or more other corporations into the Corporation;

(iii)	the sale, lease, exchange or other transfer of all, or substantially, all of the property and assets of the Corporation, including its goodwill and franchises;

(iv)	the participation by the Corporation in share exchange (as defined in Delaware General Corporation Law); and

(v)	the voluntary or involuntary liquidation, dissolution or winding-up of or the revocation of any such proceedings related to the Corporation.

THIRD:

The Preferred Stock is herby established as Series A Preferred Stock, designated “Series A Preferred Stock”.  The number of shares of Series A Preferred Stock shall be 10,000,000 shares, and have a par value .000001.  The Series A Preferred Stock shares shall have superiority voting rights equal to 1,000 votes per share.  In the event that such votes do not total 51% all votes, than regardless of the provisions of this paragraph, in any such case, the votes cast by Series A Preferred Stock shall be equal to 51% of all votes cast at any meeting of shareholders, or any issue put to the shareholders for voting and the Company may state that any such action was had by majority vote of all shareholders.  Furthermore the holders of Series A Preferred shares have the right to the majority of the Directors to the Board of the Company and to further amend the Articles of Incorporation to ensure the furtherance of the Company and its operations.

3.	The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors of this corporation, pursuant to section 242.

The undersigned declare under penalty of perjury that the matters set forth in the forgoing certificate are true of his own knowledge.

Executed January 18, 2008.	/s/ Mark Rentschler
Mark Rentschler
Chairman of Board of Directors